Exhibit 21.1

Subsidiaries of the Registrant

(a) Upon completion of the reorganization described in the Plan of Reorganization from a Mutual Bank to a Mutual Holding Company and Stock Issuance Plan filed with this Registration Statement as Exhibit 2.1, the subsidiaries of the registrant will be as follows:

Subsidiary Name	State of Incorporation or Organization
Ponce Bank	Federal

(b) Upon completion of the reorganization described in the Plan of Reorganization from a Mutual Bank to a Mutual Holding Company and Stock Issuance Plan filed with this Registration Statement as Exhibit 2.1, the subsidiaries of Ponce Bank will be as follows:

Subsidiary Name	State of Incorporation or Organization
Ponce De Leon Mortgage Corporation	New York
PFS Services Inc.	New York